                                                                   Exhibit 1




                            STOCK PURCHASE AGREEMENT


                                 by and between


                         UNIFIED LIFE INSURANCE COMPANY


                                      and


                          JOHN ADAMS LIFE CORPORATION


                            for the capital stock of


                  JOHN ADAMS LIFE INSURANCE COMPANY OF AMERICA



                            Dated September 19, 1996

                               TABLE OF CONTENTS

         Item                                                                                                                Page
         ----                                                                                                                ----
1.       PURCHASE AND SALE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Agreement to Purchase and Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.3     Purchase Price; Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

2.       REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.2     Capitalization of Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.3     Inter-Affiliate Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.4     Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.5     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         2.6     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.7     Insurance Commissioner Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.8     Basic Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.9     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.10    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         2.11    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.12    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.13    Interests in Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.14    Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.15    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.16    Trademarks; Software; Patents; Copyrights; and Know-How  . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.17    Licenses; Permits and Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.18    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         2.19    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         2.20    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         2.21    Employees; Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         2.22    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         2.23    Transactions with Related Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         2.24    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.25    Accuracy of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.26    Insurance Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.27    Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

3.       REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

         3.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.2     Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.3     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.4     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.5     Accuracy of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.6     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

4.       COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.2     Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.3     Positive Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.4     Preparation of Statutory Insurance Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.5     Access to Properties and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.6     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.7     Third Party Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.8     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.9     Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

5.       COVENANTS OF PURCHASER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.2     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.3     Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.4     Completion of Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.5     Corporate Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.6     Purchaser's Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.7     Third Party Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.8     Positive Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

6.       CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.1     Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.2     Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.3     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.4     No Violation of Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.5     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.6     Inter-Affiliate or Related Party Debt, Agreement or Investments  . . . . . . . . . . . . . . . . . . . . .   33
         6.7     Other Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.8     Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.9     Resignation of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.10    Corporate Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.11    Minority Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

7.       CONDITIONS TO OBLIGATIONS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         7.1     Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         7.2     Performance of Purchaser's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         7.3     No Violation of Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         7.4     Other Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         7.5     Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.6     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

8.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         8.1     Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         8.2     Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         8.3     Notice of Asserted Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.4     Certain Limitations on Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

9.       TERMINATION AND ABANDONMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         9.1     Methods of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

10.      MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         10.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         10.2    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         10.3    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         10.4    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         10.5    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         10.6    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         10.7    Waivers, Amendments and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         10.8    Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         10.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         10.10   Litigation Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         10.12   Miscellaneous Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         10.13   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         10.14   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         10.15   Materiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

11.      TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         11.1    Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         11.2    Existing Agreements and Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         11.3    Seller's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         11.4    Purchaser's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

         11.5    Transaction Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         11.6    Apportionment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         11.7    Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         11.8    Access to Records, Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.9     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.10   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.11   Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.12   Operational Rules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.13   No Section 338(h)(10) Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated September 19, 1996, by and between UNIFIED LIFE INSURANCE COMPANY, a Texas corporation ("Purchaser"), and JOHN ADAMS LIFE CORPORATION, a California corporation ("Seller").

                                    RECITALS

Seller owns 49,803.16 shares (the "Shares") of common stock, $12.00 par value, of John Adams Life Insurance Company of America, a California corporation (the "Company"), which Shares constitute 99.6% of the issued and outstanding shares of capital stock of Company;

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

                                       1.
                          PURCHASE AND SALE OF SHARES

1.1      Agreement to Purchase and Sell.  On the Closing Date (as defined in
         Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver the Shares to Purchaser, and Purchaser shall purchase and accept the Shares from Seller.

1.2 Closing. The closing of such sale and purchase (the "Closing") shall take place at the office of Seller, 11845 West Olympia Blvd., Suite 905, Los Angeles, California 90064, or at such other location as the parties hereto may agree upon, at such time and date after December 31, 1996 as the parties hereto shall agree in writing (the "Closing Date") provided each of the conditions set forth in Sections 6 and 7 has been fulfilled or waived; provided further that if, on or before the fifth calendar day after all of such conditions has been so satisfied or waived, Purchaser and Seller shall have failed to establish the Closing

         Date, the Closing Date shall be at 10:00 a.m., P.D.T., on the last day of the month during which the last of such conditions has been satisfied or waived (provided that if such day is a Saturday, Sunday or legal holiday, the Closing shall occur on the next business day). At the Closing, Seller shall deliver to Purchaser stock certificates representing the Shares duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all taxes, direct or indirect, attributable to the transfer of such Shares paid or provided for by Seller. In full consideration and exchange for the Shares, Purchaser shall pay to Seller at the Closing the Purchase Price (as defined in Section 1.3) in accordance with
         Section 1.3.

1.3 Purchase Price; Payment. The total purchase price for the Shares (the "Purchase Price") shall be:

         (a) Three Million Three Hundred Fifty Thousand and No/100 Dollars ($3,350,000.00) payable in cash or assets (as provided in Subsection 1.3(c), below), provided that, in the event a calculation made according to the formula set forth in Schedule 1.3(a) hereto (the "Formula") as of the end of the month immediately preceding or coincident with the Closing Date produces a Purchase Price which is Fifty Thousand and No/100 Dollars ($50,000.00) or more above or below Three Million Three Hundred Fifty Thousand and No/100 Dollars ($3,350,000.00) the Purchase Price shall be the amount arrived at under the Formula.

         (b) In the event accurate financial information is not available as of the date of calculation of the Purchase Price under the Formula prior to Closing, a preliminary Closing shall be made based upon the best estimate of the Purchaser, as confirmed by Seller, as to the values produced by the Formula with final settlement of amounts due to Seller or Purchaser no later than the filing date for the preceding calendar quarter's Statutory Insurance Statement. Interest on amounts due either party shall be calculated at five percent (5%) from the preliminary Closing Date to the date of final settlement and shall be included in the final settlement. Any amount of the





                                      (2)

              Purchase Price payable in cash shall be paid to the Seller on the Closing Date by wire transfer in immediately available funds to Seller's bank account pursuant to Seller's wire transfer instructions.

         (c) In partial payment of the Purchase Price Seller may retain invested assets of Company (the "Retained Assets"), as agreed by Seller and Purchaser. The Retained Assets shall be valued at the admitted book value shown for each such asset on the most recent Statutory Insurance Statement dated prior to or coincidental with the Closing Date. Such Retained Assets are as set forth on Schedule 1.3(c) to this Agreement.

                                       2.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents, warrants and agrees as follows:

2.1 Corporate Organization. Seller and the Company are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite power and authority (corporate and other) to own their properties and assets and to conduct their business as now conducted. Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except for any states wherein the failure to be so qualified would not have a material adverse effect on the assets, properties, business, operations, prospects or financial condition of the Company. Schedule 2.1 sets forth a list of each jurisdiction in which the Company is so qualified to do business.

2.2 Capitalization of Company. The authorized, issued and outstanding capital stock of the Company is as set forth in Schedule 2.2. No other class of capital stock or other security of Company is authorized, issued or outstanding. All of the Shares of the Company have been duly authorized and are validly issued, fully paid and non-assessable. There are no





                                      (3)
         outstanding options, warrants, agreements, exchange rights, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Shares, any other outstanding, authorized but unissued, unauthorized or treasury shares of capital stock of the Company, or any other security of the Company. Neither Seller nor the Company is a party to any voting trust or other voting agreement with respect to any of the Shares, the shares of capital stock of the Company or any other security of the Company, or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of any shares of capital stock or any other security of the Company. Seller has, and will have at the Closing, good and valid title to 99.6% of the Shares, free and clear of any liens, claims, charges, security interests, mortgages, pledges or other legal or equitable encumbrances, limitations or restrictions. Upon the sale and transfer of the Shares to Purchaser, Seller will have sold and transferred to Purchaser good and valid title to the Shares, free and clear of any liens, claims, charges, security interests, mortgages, pledges or other legal or equitable encumbrances, limitations or restrictions.

2.3 Inter-Affiliate Investments. The Company does not own, and is not obligated in any way to acquire, any capital stock, equity interest, other securities or other ownership or similar interest in any "affiliate" of the Company, as that term is defined in Article Section 1215 of the California Insurance Code.

2.4 Corporate Authority. Seller has the corporate power to enter into this Agreement and to carry out its obligations hereunder; the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder shall be duly authorized prior to Closing by the board of directors and shareholders of the Seller, and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. Except for the requisite corporate approvals set forth in this Section 2.4, this Agreement has been duly executed by Seller and is the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally or general principles of





                                      (4)
         equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.5 No Violation. Subject to the consents and approvals contained in this Agreement, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions by Seller contemplated hereby do not and will not in any material way

         (a) violate, conflict with or result in the breach of any provision of the respective charter documents or by-laws of Seller or the Company;

         (b) (i) violate, conflict with or result in the breach of any of the terms or provisions of, (ii) result in or give any contracting party the right of modification, suspension, termination, cancellation or acceleration of the performance required by, or
              (iii) constitute (or with notice or lapse of time or both, would constitute) a default or result in the loss of any material benefit under any permit, instrument, contract, mortgage, indenture, lease, deed of trust, license, note, loan agreement or other agreement to which Seller or the Company is a party, or by or to which any of them or any of their respective assets or properties may be bound or subject;

         (c) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon Seller or the Company or upon the assets or properties of Seller or the Company;

         (d) violate any statute, law, rule or regulation applicable to Seller or the Company or any of their respective assets or properties;

         (e) result in the creation or imposition of any lien, mortgage, pledge, limitation, restriction, charge, claim, security interest or encumbrance upon any of the properties or assets of Seller or the Company; or





                                      (5)

         (f) violate or result in the modification, revocation, termination or suspension of any of the Licenses (as defined in Section 2.17).

2.6 Consents and Approvals. To Seller's knowledge, except as contemplated in Sections 4.6, 5.2, and 6.10, no consent, waiver, authorization or approval of, declaration or notification to, or filing or registration with, any court, administrative agency, or other governmental authority or instrumentality, whether federal, state, local or foreign (a "Governmental Entity") or any individual, corporation, partnership, joint venture, trust, association or other entity (a "Person"), is legally required on the part of Seller or the Company in connection with the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the compliance by Seller or the Company with the provisions hereof.

2.7 Insurance Commissioner Statements. Seller has heretofore furnished to Purchaser complete and correct copies of the Annual Statements and any Quarterly Statements of Company made to or filed by Company with the Commissioner of Insurance for the State of California, or any equivalent official for any jurisdiction, for all periods beginning on or after January 1, 1995, together with all schedules thereto. All Annual Statements, Quarterly Statements and independent annual audits required by the California Department of Insurance, provided for in this Section 2.7 are hereinafter referred to as the "Statutory Insurance Statements." To Seller's knowledge, all Statutory Insurance Statements (i) accurately calculate and report the Company's condition and results of operations, including claims reserves, statutorily required life, health and annuity reserves, and agent advances; (ii) are complete and correct in all material respects and are in accordance with the books and records of the Company, and in material compliance with applicable law and statutory insurance accounting principals; and (iii) can be reconciled with the financial statements and the financial records maintained and the statutory insurance accounting methods applied by the Company for financial accounting and federal income tax purposes.





                                      (6)

2.8 Basic Documents. The Seller has delivered to Purchaser true and complete copies of the Articles of Incorporation and By-Laws of Company. Such Articles of Incorporation and By-Laws are in full force and effect. Prior to the Closing, the Seller will have delivered to Purchaser a copy of the said Articles of Incorporation certified by the Secretary of State of the State of California, and a copy of the said By-Laws certified by the Secretary of the Company.

2.9      Absence of Certain Changes or Events.

         (a) Except as set forth in Schedule 2.9, since the last day of the period covered by the Company's most recently filed Statutory Insurance Statements (i) there has been no material adverse change in the assets, properties, business, operations, prospects, or financial condition of the Company, and (ii) the business of the Company has been operated in the ordinary course of business consistent with past practice except for the transactions contemplated by this Agreement. Neither Seller nor the Company knows of any event, condition or circumstance which will have or threatens to have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company.

         (b) Except as set forth in Schedule 2.9, or as otherwise contemplated by this Agreement, since the last day of the period covered by the Company's most recently filed Statutory Insurance Statement neither Seller nor the Company has taken any actions referred to in Section 4.2 of this Agreement that would have required the consent of Purchaser if such action were to have been taken during the period between the date hereof and the Closing Date.

2.10 Compliance with Laws. Except as set forth in Schedule 2.10, to Seller's knowledge the business and operations of the Company have been and are being conducted in accordance and in substantial compliance with all laws, statutes, rules, regulations, judgments, writs, decrees, injunctions, awards, orders and other legal requirements of any Governmental





                                      (7)

         Entity applicable thereto, except for violations which heretofore have been duly cured and except for violations which individually or in the aggregate would not have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company taken as a whole. Except as set forth in Schedule 2.10, to Seller's knowledge neither Seller nor the Company has received notice of the issuance of any notice, violation or alleged violation of any such law, statute, rule, regulation, judgment, writ, decree, injunction, award, order or other legal requirement, except for violations which heretofore have been duly cured, nor is Seller or Company in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity applicable to Seller, the Company, or any of their respective assets. Except as set forth on Schedule 2.10, to the best of Seller's knowledge neither Seller nor the Company has been notified by a Governmental Entity that an investigation or review by such Governmental Entity, with respect to the violation by Seller or the Company of any applicable law, statute, rule, regulation, judgment, writ, decree, injunction,award or order, is pending or has been threatened.

2.11     Tax Matters.  Except as set forth in Schedule 2.11,

         (a) The Company or the affiliated, combined or unitary group of which Company is or was a member, has (i) filed in a timely manner (taking into account extensions of due dates) with the appropriate federal, state, local, foreign or other governmental agencies all Tax returns, estimates and reports and combined or unitary returns, required to be filed with respect to Taxes and, as of the time of filing, all such Tax returns were accurately prepared, (ii) paid in full, all required Taxes or has established reserves that are adequate therefor and (iii) complied in all material respects with all Tax laws and rules pertaining to corporations including particularly corporations engaged in the life insurance business, except where such violations would not have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company taken as a whole.





                                      (8)

         (b) To Seller's knowledge, there are no Taxes assessed or asserted in writing in respect of any Tax returns filed by the Company or the affiliated, combined or unitary group of which such entity is or was a member, as the case may be, or claimed in writing to be due by any taxing authority or otherwise that are not adequately reserved for, (ii) no Tax return of the Company or the common parent of any affiliated, combined or unitary group for tax purposes of which such entity is or was a member is currently being audited by the IRS or other taxing authority (whether foreign or domestic), (iii) the Company has not been audited by the IRS or by any state taxing authority in respect of any Tax year for which the statute of limitations has not currently expired, (iv) all deficiencies asserted as a result of such examinations for prior Tax years have been paid, fully settled or adequately provided for, and no issue has been raised by a federal, state, local or foreign taxing authority in any such examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period, (v) neither the Company nor the common parent of any affiliated, combined or unitary group of which any such entity is or was a member has executed or filed with the IRS or any other taxing authority (whether foreign or domestic) any agreement or other document that is currently in effect extending, or having the effect of extending, the period of assessment or collection of any Taxes,
              (vi) the Company has not executed or entered into a closing agreement or a compromise pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), or any predecessor provision thereof or any similar provision of state, local or foreign law which is binding on the Company for any taxable period ending after the Closing Date, (vii) all final adjustments made by the IRS with respect to any federal Tax return of the Company have been reported to the relevant state, local or foreign taxing authorities to the extent required by law, and (viii) no requests for ruling or determination letters are pending with any taxing authority with regard to the Company or any common parent of any affiliated, combined or unitary group of which any such entity is or was a member.





                                      (9)

         (c) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages, and other persons subject to withholding, including foreign persons and persons subject to backup withholding, and paid over to the proper governmental authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         (d) The Company is not a party to any agreement that provides for the payment of any amount that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, and (ii) the Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Company has no knowledge that the IRS has proposed any such adjustment or change in accounting method. Neither Seller nor the Company has filed an election pursuant to Rev. Proc. 91-11, 1991-1 C.B. 470.

         (e) The Company is not a party to, bound by, or has any obligation under any tax sharing or similar agreement.

         (f) The Company is not liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or similar principles of state, local, or foreign Tax laws, or other laws creating successor or transferee liability for the Taxes of another Person.

         (g) To Seller's knowledge, the Company's net operating losses are not subject to any limitations under Code Section 382 or similar rules or regulations.

         (h) To Seller's knowledge, all life insurance policies issued by the Company have been and are currently, or will be at Closing, in compliance with Code Section 7702 and





                                      (10)
              other applicable Tax law provisions to be defined and qualify as "life insurance contracts" under Section 7702.

         For purposes of this Agreement, "Tax(es)" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon a corporation or any affiliated, combined or unitary group for tax purposes of which any such corporation is, was or becomes a member.

2.12 Absence of Undisclosed Liabilities. To Seller's knowledge after due inquiry at the close of business on the last date of the period covered by the Company's most recently filed Statutory Insurance Statement, the Company had no material indebtedness, obligation or liability, absolute, accrued or contingent, which is not shown or provided for on such statement or in the notes thereto. Except as shown on Schedules 2.12 or 2.23 or as shown in the Company's most recently filed Statutory Insurance Statement, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person (except endorsements in the ordinary course of business in connection with the deposit of items for collection), and has not declared, set-aside or paid any dividend or made any distribution on or with respect to shares of its capital stock. Except as set forth on Schedule 2.12, since the last date of the period covered by the Company's most recently filed Statutory Insurance Statement, the Company has not incurred any indebtedness, obligation or liability of any kind, whether absolute, accrued, contingent, which is individually or in the aggregate material to the Company other than those incurred since such date in the ordinary course of business consistent with past practice.





                                      (11)

2.13     Interests in Real Property.  Except as set forth and described in
         Schedule 2.13 hereto, the Company has no interest in any owned or leased real properties and is not in material violation of any covenant, agreement, or other obligation with respect to any such interests in real properties.

2.14 Personal Property. All personal property owned by the Company may be retained by the Seller and title to such property shall pass to Seller simultaneously with the Closing of this Agreement, except for such items of machinery or equipment as may be identified as essential to the continued operation of Company's business. Such items to be retained by the Company shall be agreed to prior to Closing by Purchaser and Seller, and a list of such items shall be appended to this Agreement prior to the Closing.

2.15 Accounts Receivable. Except as set forth on Schedule 2.15, to the knowledge of Seller and the Company, all notes and accounts receivable payable to or for the benefit of the Company reflected on the most recently filed Statutory Insurance Statements or acquired by the Company after the effective date of that filing have been collected or are current in amounts not less than the aggregate amount thereof (net of adequate reserves established in accordance with the Company's ordinary accounting practices) carried on the books of the Company, and the Company has not been notified or advised of any defenses or set-offs to payment of such receivables. All such notes and accounts receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

2.16 Trademarks; Software; Patents; Copyrights; and Know-How. To Seller's and Company's knowledge, the Company possesses, licenses or otherwise has the right to use all material trademarks, software, patents, copyrights, trade secrets (including customer lists and renewals) and proprietary know-how (the "Intangible Assets") necessary for the conduct of its operations as conducted during the preceding five (5) years and on the date hereof. The material Intangible Assets used by the Company are listed on Schedule 2.16. Except as set forth in
         Schedule 2.16, there is no restriction affecting the Company's use of any of the Intangible Assets, each item of the Intangible Assets is free and clear of all liens,





                                      (12)
         security interests, claims, mortgages, pledges, charges, encumbrances and equities and no license has been granted with respect thereto. To Seller's knowledge, none of the Intangible Assets is currently being challenged, is involved in any pending or, to the knowledge of Seller or the Company, threatened administrative or judicial proceeding, or conflicts with any rights of any other Person. To the knowledge of Seller and the Company, none of the Company's operations involves any infringement of any proprietary right of any Person. Neither Seller nor the Company has received any notice from any Person with respect to any infringement.

2.17     Licenses; Permits and Governmental Approvals.  Set forth in Schedule
         2.17 hereto is a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity and all pending applications therefor. The Company holds all material licenses, permits, franchises, authorizations and approvals of Governmental Entities required to permit the continued lawful conduct of the Company's business in the manner now conducted including a valid Certificate of Authority to write life insurance issued by the Departments of Insurance of Arizona, California, Hawaii, Louisiana, New Mexico, Oregon, Utah and Washington (the "Licenses"), and the Company's operations are not being conducted in a manner which violates any of the terms or conditions under which any License was granted such that the operations, as conducted, will have or threaten to have a material adverse effect on the assets, properties, operations, prospects or financial condition of the Company. Each License has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of Seller or the Company, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. The Company has not received any notice to the effect that there is lacking any such License required in connection with the current operations of its respective businesses. No default, violation or event, which with notice or the lapse of time or both would become a default or violation, has occurred with respect to any such License.





                                      (13)

2.18 Title to Assets. Except as set forth on Schedule 2.18 and except for the consents contemplated by this Agreement, the Company holds, owns and has an unrestricted right to transfer title to all of the assets owned by it and used in its business, including without limitation all of the assets reflected in the latest Statutory Insurance Statement and acquired since the period covered by that filing, described in Sections 2.13, 2.14, 2.15, 2.16 or 2.17 hereof or set forth in Schedules 2.13, 2.14, 2.15, 2.16, and 2.17. In each case, such assets are free and clear of any lien, charge, security interest, claim, mortgage, pledge, or encumbrance other than (i) those specifically described in the latest Statutory Insurance Statement or noted on any schedule hereto; (ii) assets leased by the Company as described in such Statutory Insurance Statement or any Schedule hereto; (iii) assets disposed of in the ordinary course of business since the period covered by the latest Statutory Insurance Statement; (iv) liens of current property taxes and assessments not in default; or (v) liens or other encumbrances of a character that do not interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company and which are disclosed on the Schedules hereto.

2.19 Litigation. To Seller's knowledge, except as set forth in Schedule 2.19, there are no claims, actions, suits, proceedings, complaints, charges, labor disputes or investigations ("Claims") pending or, to the knowledge of Seller or Company, threatened before any Governmental Entity or before any arbitrator of any nature, brought by or against Seller, the Company or any of their respective officers, directors, employees, agents or affiliates involving, affecting or relating to the Company. To Seller's knowledge, except as set forth in Schedule 2.19, neither Seller nor the Company nor any of their respective assets or properties is subject to or overtly threatened by any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator ("Orders"), which affects or might affect their respective assets, properties, operations, prospects, or financial condition or which would or might interfere with the transactions contemplated by this Agreement, except for Claims and Orders made in the ordinary course of insurance business other than those based upon allegations of lack of good faith and fair dealing and





                                      (14)
         except for Claims or Orders which will not have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company.

2.20 Contracts. Set forth in Schedule 2.20 hereto is a true and complete list and summary description of all material contracts, agreements and other instruments of whatsoever nature to which the Company is a party or otherwise relating to or affecting any of its respective assets, properties or operations (other than contracts, agreements and instruments listed in other Schedules to this Agreement). The Company has performed in all material respects all the obligations required to be performed by it under all such contracts, instruments or agreements. The Company is not in material default under any of such contracts, instruments or agreements, nor does any condition exist which, with notice or lapse of time or both, would constitute a material default by the Company thereunder, or, to the knowledge of Seller or the Company, by any other party thereto. True and complete originals or copies of all documents listed or required to be listed in Schedule 2.20 or in any other Schedule have been made available, or will be made available at Purchaser's request prior to Closing, by Seller to Purchaser or its representatives. Each of such contracts, instruments or agreements is valid and enforceable against the Company and, to the knowledge of Seller and the Company, against the party or parties thereto, in accordance with its terms. No previous or current party to any such contract, instrument or agreement has given notice of or made a claim with respect to any material breach or default currently existing thereunder. With respect to any of such contracts, instruments or agreements which were assigned or subleased to the Company by a third party, all necessary consents to assignments or subleases have been obtained.

2.21     Employees; Employee Plans.  Company employs the employees listed on
         Schedule 2.21 hereto. With respect to any "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other benefit arrangement or payroll practice provided by Company with respect to any of its employees, ("Employee Benefit Plans"), Company has either terminated or will have





                                      (15)
         terminated any such Employee Benefit Plan prior to Closing or will have transferred all liability for or resulting from such Employee Benefit Plans to Seller or another affiliate of the Company, without recourse, such that Company will have no liability as to such Plans at Closing. Except as to liability which will not have or threaten to have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company, Company has no liability to any employee, past or present, with respect to any manuals, brochures or publications or similar documents regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of the Company, including but not limited to an affirmative action plan, or any written communications disseminated to employees concerning such matters (collectively "Employee Policies and Procedures"), or with respect to any employee arising under the Consolidated Omnibus Benefit Reconciliation Act of 1985 ("COBRA"), or the Americans With Disabilities Act of 1990 ("ADA") or any other similar state or federal law or regulation pertaining to the rights of employees. Further, Company has no long-term (one (1) year or more in duration) employment contracts, arrangements or commitments as to any of its employees, officers, directors, consultants, or other representatives and has no such long-term contracts, arrangements or commitments to any such persons concerning stock options, warrants, share appreciation, bonuses, incentive plans or any other form of compensation for services as an employee or otherwise.

2.22 Insurance. Set forth in Schedule 2.22 hereto is a true and complete list (specifying the insurer and describing any pending claims thereunder of more than $5,000) of all insurance policies or fidelity bonds in force on the date hereof owned by or purchased on behalf of Company to insure its directors, officers, employees, assets, properties or operations, together with a summary description including the premiums currently paid thereon, type of policy, name of insured, the insurer, expiration date, the hazards insured against and the dollar amount of coverage per occurrence and in the aggregate and deductibles. All such policies and fidelity bonds are in full force and effect. True and complete copies of all such insurance policies and fidelity bonds have been made available for review, or will be made available for review upon Purchaser's request prior to





                                      (16)

         Closing, to Purchaser by Seller.  Except for claims set forth in
         Schedule 2.22, there are no outstanding unpaid claims under any of such policies or bonds, and the Company has received no notice of cancellation or non-renewal thereof.

2.23 Transactions with Related Parties. Except as set forth in Schedule 2.23, and except for transactions which will not have or threaten to have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company, there have not been, nor are there now, any transactions between the Company and (i) Seller, (ii) any director, officer, employee, stockholder or affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and as defined by Section 1215 of the California Insurance Code) of Seller or the Company, or (iii) any relative or spouse (or relative of such spouse) of any such director, officer, employee, stockholder or affiliate of Seller or the Company (such persons in clauses (i), (ii), and (iii) referred to herein as a "Related Party" or collectively as the "Related Parties"). Except as set forth in Schedule 2.23, no Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property material to the condition of the Company, or that the Company uses in the conduct of its business. Except as set forth in Schedule 2.23, no Related Party owes any money or other amounts to, nor is any Related Party owed any money or other amounts by, the Company. All indebtedness of the Company to any Related Party, and all indebtedness of any Related Party to the Company is set forth on Schedule 2.23, and all indebtedness of the Company to any Related Party will be forgiven on or prior to the Closing Date. Except as set forth on Schedule 2.23, the Company has not directly or indirectly (i) created, incurred or assumed any indebtedness for borrowed money or otherwise to any Related Party, or (ii) made any loans, payments or transfers of assets of the Company to any Related Party other than for salaries paid for services actually performed in amounts in keeping with past practice and in the ordinary course of business. Except as set forth on
         Schedule 2.23, neither the Seller nor the Company, or any affiliate of Seller or any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the





                                      (17)
         profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company or (C) participating in any transaction to which the Company is a party, or (ii) is a party to any contract, instrument or agreement with the Company.

2.24 Books and Records. During the five (5) year period preceding the execution of this Agreement, the books and records of the Company contain in all material respects true, correct and complete entries of all of its material business transactions and have been maintained in accordance with good business practice and applicable statutory insurance accounting principles, except to the extent the failure to so maintain the Company's books and records would not have a material adverse effect on the assets, properties, operations, prospects or financial condition of the Company taken as a whole.

2.25 Accuracy of Information. To Seller's knowledge, all documents, agreements and other papers and materials delivered by or on behalf of Seller or the Company in connection with this Agreement and the transactions contemplated hereby are true and correct in all material respects. None of the representations, warranties or statements of Seller or the Company, as the case may be, contained in this Agreement, in the Schedules hereto, or in any other agreement, instrument or document executed or delivered by Seller or Company in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the representations, warranties or statements contained herein or therein not misleading in light of the circumstances under which they were made, other than such statements or omissions which will not have or threaten to have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company.

2.26 Insurance Business. All policies of insurance currently being marketed by the Company are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities in the jurisdiction where issued or have been filed with





                                      (18)
         and not objected to by such authorities within the period provided for objection. Copies of all such approved forms issued or used by the Company have previously been made available for inspection to Purchaser or will be made so available no later than thirty (30) days prior to the Closing Date. To the best knowledge of Seller, the transactions contemplated by this Agreement will not materially adversely affect the validity and binding character of any policy of insurance issued by the Company.

2.27 Regulatory Filings. The Seller has heretofore furnished Purchaser with true and correct copies of the two latest California Department of Insurance Examination Reports and independent audits of the Company completed since December 31, 1994. The Seller will allow Purchaser access to complete and correct copies of all registrations, filings, or submissions made by the Company with any Governmental Entity and any reports of examinations issued by any such Governmental Entity since January 1, 1991, that relate to the Company including any examinations performed by the California Department of Insurance in the last five (5) years. The Company has filed all reports, statements, documents, registrations, filings or submissions it is required to file with any Governmental Entity.

                                       3.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents, warrants and agrees as follows:

3.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority (corporate and other) to own its properties and assets and to conduct its business as now conducted.

3.2 Corporate Authority. Purchaser has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, and the performance of Purchaser's obligations hereunder shall be duly authorized prior to





                                      (19)

         Closing by the shareholders and the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. Except for requisite corporate approvals set forth in the preceding sentence, this Agreement has been duly executed by Purchaser as the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Violation. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not

         (a) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Purchaser;

         (b) violate, conflict with or result in the breach of any of the terms or provisions of, result in a modification, suspension, termination or cancellation of, or acceleration of the performance required by, or otherwise give any other contracting party the right to modify, suspend, terminate or cancel or accelerate the performance required by, or constitute (or with notice or lapse of time or both would constitute) a default or result in the loss of any material benefit under any permit, instrument, contract, mortgage, indenture, lease, deed of trust, license, note, loan agreement or other agreement to which Purchaser is a party, or by or to which it or its assets or properties may be bound or subject;

         (c) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon Purchaser or upon the assets or properties of Purchaser;





                                      (20)

         (d) violate any statute, law, rule or regulation of any Governmental Entity applicable to Purchaser or any of its assets or properties;

         (e) result in the creation or imposition of any lien, mortgage, pledge, limitation, restriction, charge, claim, security interest or encumbrance upon any of the properties or assets of Purchaser; or

         (f) violate or result in the modification, revocation, termination or suspension of any material license, permit, franchise, authorization or approval of any Governmental Entity required to permit the continued lawful conduct of Purchaser's business in the manner now conducted.

3.4 Consents and Approvals. Except as contemplated in Sections 4.6 and 5.2, no consent, waiver, authorization or approval of, declaration or notification to, or filing or registration with, any Governmental Entity or Person is legally (by law, regulation, contract or otherwise) required on the part of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of its obligations hereunder or compliance by Purchaser with the provisions hereof.

3.5 Accuracy of Information. All documents, agreements and other papers and materials delivered by or on behalf of Purchaser in connection with this Agreement and the transactions contemplated hereby are true and correct in all material respects. None of the representations, warranties or statements of Purchaser contained in this Agreement, or in any other agreement, instrument or document executed or delivered by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the representations, warranties or statements contained herein or therein, in light of the circumstances under which they were made, not misleading.





                                      (21)

3.6 Investment Intent. Purchaser is purchasing the Shares for its own account and not with a view to distribution or sale.

3.7 Litigation. Except as set forth in Schedule 3.7, there are no claims, actions, suits, proceedings, complaints, charges, labor disputes or investigations pending or, to the knowledge of Purchaser, threatened before any Governmental Entity or before any arbitrator of any nature, brought by or against Purchaser or any of its officers, directors, employees, agents or affiliates. Except as set forth in Schedule 3.7, Purchaser nor any of its assets or properties is subject to or overtly threatened by any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, which affects or might affect its assets, properties, operations, prospects, or financial condition or which would or might interfere with the transactions contemplated by this Agreement, except for claims made in the ordinary course of insurance business other than those based upon allegations of lack of good faith and fair dealing and except for claims which will not have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Purchaser.

3.8 Compliance with Laws. Except as set forth in Schedule 3.8, to Purchaser's knowledge, the business and operations of the Purchaser have been and are being conducted in accordance and in substantial compliance with all laws, statutes, rules, regulations, judgments, writs, decrees, injunctions, awards, orders and other legal requirements of any Governmental Entity applicable thereto, except for violations which heretofore have been duly cured and except for violations which individually or in the aggregate would not have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Purchaser taken as a whole. Except as set forth in Schedule 3.8, to Purchaser's knowledge Purchaser has not received notice of the issuance of any notice, violation or alleged violation of any such law, statute, rule, regulation, judgment, writ, decree, injunction, award, order or other legal requirement, except for violations which heretofore have been duly cured, nor is Purchaser in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity. Except as set





                                      (22)
         forth on Schedule 3.8, to the best of Purchaser's knowledge, Purchaser has not been notified by a Governmental Entity that an investigation or review by such Governmental Entity, with respect to the violation by Purchaser of any applicable law, statute, rule, regulation, judgment, writ, decree, injunction, award or order, is pending or has been threatened.

                                       4.
                              COVENANTS OF SELLER

Seller hereby covenants and agrees with Purchaser as follows:

4.1 Conduct of Business. Except as otherwise provided in this Agreement, from the date hereof through the Closing Date, Seller shall cause the Company not to enter, perform or agree to enter or perform any transaction or act that would result in any of the representations and warranties contained in Section 2 to be untrue or incorrect in any material respect as of the Closing Date, that would be likely to cause any condition set forth in this Agreement to be unsatisfied or that would otherwise jeopardize the transactions contemplated hereby. Seller shall cause the Company to conduct its business in the ordinary course of business consistent with past practice. Seller shall further use reasonable efforts from the date hereof through the Closing Date to preserve and enhance the business of the Company and to preserve intact the business organization of the Company and to otherwise preserve its present business relationships and the good will of those having business relationships with the Company.

4.2 Negative Covenants. Except for actions required by law, regulation, a Governmental Entity or which will not have or threaten to have a material adverse effect on the assets, properties, operations, prospects, or financial condition of the Company, during the period commencing on the date of this Agreement and ending on the Closing Date, Seller shall not, without the prior consent of Purchaser, cause, permit or suffer the Company to take any action within Seller's control to:





                                      (23)

         (a)  Amend its charter documents or by-laws;

         (b) Declare, set aside or pay any dividend or make any distribution on or with respect to shares of its capital stock (including the Shares);

         (c) Transfer, issue, sell or otherwise dispose of any shares of capital stock or other security of the Company or grant or enter into any options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire, or issue securities convertible into or exchangeable for or pledge or encumber any shares of capital stock or other security of the Company, or purchase, call, redeem or otherwise acquire any shares of capital stock or other security of the Company;

         (d) Acquire any assets or properties, other than in the ordinary course of business and consistent with past practice;

         (e) Sell, lease, transfer, dispose of, any assets or properties, other than for fair consideration in the ordinary course of business and consistent with past practice;

         (f) Enter into or effect any merger, consolidation, reclassification, recapitalization or other business combination or reorganization;

         (g) Assume, guarantee, endorse or otherwise become liable or responsible (whether direct, contingent or otherwise) for the obligations of any other Person, except endorsements in the ordinary course of business and consistent with past practice in connection with the deposit of items for collection;

         (h) Except in the ordinary course of business, make any loans, advances or capital contributions to or investments in any Person;





                                      (24)

         (i) Cause or permit any of Company's own current insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse or to be decreased, unless simultaneously with such termination, cancellation or lapse, the Company obtains replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the canceled, terminated or lapsed policies;

         (j) Sell, transfer, license or otherwise dispose of or encumber any item of Intangible Assets;

         (k) Cancel or compromise any debt or claim or waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice;

         (l) Except in the ordinary course of business, hire any employees or implement any Employee Benefit Plans or Employee Policies and Procedures;

         (m) Grant any stock options, restricted stock grants or stock appreciation rights;

         (n) Enter into any contract, lease, commitment or other agreement of any type whatsoever, unless terminable without liability to it on notice of thirty (30) days or less;

         (o) Create, incur or assume any indebtedness except for normal trade payables incurred in the ordinary course of business;

         (p) Cause or permit the Company's assets and properties to not be maintained in their current condition, ordinary wear and tear excepted;





                                      (25)

         (q) (i) Not maintain Company's books, accounts and records other than in the ordinary course of business consistent with past practices, (ii) not continue to collect accounts receivable and pay accounts payable utilizing Company's normal procedures and
              (iii) not comply with all material contractual and other obligations applicable to its operations;

         (r) Enter into any commitment for capital expenditures of the Company in excess of $10,000 for any individual commitment and $50,000 for all commitments in the aggregate;

         (s) Enter into any transaction or make or enter into any contract, agreement or instrument which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice; or

         (t) Enter into any contract, agreement, instrument or transaction in excess of $10,000, individually, or $50,000 in the aggregate, not including insurance policies or reinsurance agreements;

         (u) Write any insurance policy or enter into any reinsurance agreement, except in the ordinary course of business;

         (v) Take any action or fail to take any action which would cause the Company's Licenses to lapse;

         (w) Make any material change in the underwriting, actuarial, financial or accounting practices customarily followed by the Company.

4.3 Positive Covenants. On or prior to the Closing Date, Seller shall take or cause Company to take the following actions:





                                      (26)

         (a) Seller will cancel and unconditionally forgive the surplus debenture in the amount of $400,000.00 made payable to Seller from Company and dated September 7, 1982, (Certificate No. 2) and the surplus debenture in the amount of $300,000.00 made payable to Seller from Company and dated July 2, 1982 (Certificate No.,
              1) (the "Debentures") and, at Closing, will provide a release of the Debentures to Purchaser executed by an authorized officer of Seller, relieving Company of any obligation whatsoever under the Debentures;

         (b) Seller will redeem or satisfy in full all securities and/or debt (including notes payable) issued by Seller and owned by or made to Company, or the value of any such securities or debt may be deducted from the Net Cash Settlement and the security or debt so applied shall be canceled and forgiven by Company in a release acceptable to Seller;

         (c) Seller will cooperate with and assist Purchaser in acquiring ownership of the 196.84 shares of the Company's common stock currently owned by the State of California (the "Minority Shares") by virtue of having been escheated to the state. Seller will pay one-half (1/2) of the purchase price paid to the State of California by Purchaser to acquire the Minority Shares and one-half (1/2) of any costs directly attributable to such acquisition.

         (d) Seller will amend its Schedules provided pursuant to Article 2 as necessary prior to the Closing Date to make its representations and warranties true and correct as of the Closing.

4.4 Preparation of Statutory Insurance Statements. For any statutory accounting period which ends prior to the Closing, Seller shall prepare (or have prepared) and file, at its expense, any Statutory Insurance Statements due after Closing, and Purchaser shall cooperate fully with Seller in the preparation of such Statements.





                                      (27)

4.5 Access to Properties and Records. To permit Purchaser to make such business, accounting and legal review and examination of the Company as Purchaser shall desire, Seller shall afford, and shall cause the Company to afford, to Purchaser and Purchaser's accountants, counsel and other representatives, access throughout the period prior to the Closing Date to the business, operations, properties, books, contracts, commitments and records of the Company as Purchaser or its representatives shall reasonably request. Seller shall cause the Company to cooperate with Purchaser and its representatives in their investigation and examination of the assets and properties of the Company.

4.6 Consents and Approvals. Seller (i) shall use its reasonable efforts to promptly obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities and Persons required in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated hereby, and (ii) shall diligently assist and cooperate with Purchaser in preparing and filing all documents required to be submitted by Purchaser to any Governmental Entity in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Purchaser all information concerning Seller or the Company which, in the opinion of counsel to Purchaser, is required to be included in such documents), and in obtaining any governmental, or other third party consents, waivers, authorizations or approvals which may be required to be obtained by Purchaser in connection with such transactions, including, without limitation, the approvals contemplated in Section 5.2.

4.7 Third Party Agreements. Seller shall cooperate with Purchaser and use its reasonable efforts to assist Purchaser in obtaining any consents, or similar assurances from third parties required under or reasonably requested by Purchaser in connection with agreements, licenses, permits and other documents or instruments of the Company.

4.8 Further Assurances. Upon the reasonable request of Purchaser at any time on or after the Closing Date, Seller will, at its reasonable expense, forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or





                                      (28)
         authorization and other documents as Purchaser or its counsel may request in order to perfect title of Purchaser and its successors and assigns in and to the Shares or otherwise to effect the purposes of this Agreement.

4.9 Satisfaction of Conditions. Seller agrees to use its reasonable efforts to cause the conditions to obligations of Purchaser set forth in Section 6 to be fulfilled.

                                       5.
                             COVENANTS OF PURCHASER

 Purchaser hereby covenants and agrees with Seller as follows:

5.1 Conduct of Business. From the date hereof through the Closing Date, Purchaser shall not enter, perform or agree to enter or perform any transaction or act which would result in any of the representations and warranties contained in Section 3 to be untrue or incorrect in all material respects as of the Closing Date, that would be likely to cause any condition set forth in this Agreement to be unsatisfied or that would otherwise jeopardize the transactions contemplated hereby.

5.2 Consents and Approvals. Purchaser (i) shall use its reasonable efforts to promptly obtain all necessary consents, waivers, authorizations and approvals of appropriate Governmental Entities or other Persons required in connection with the execution, delivery and performance by Purchaser of this Agreement and (ii) shall diligently assist and cooperate with Seller in preparing and filing all documents required to be submitted by Seller to any Governmental Entity in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Seller all information concerning Purchaser which, in the opinion of counsel to Seller, is required to be included in such documents), and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by Seller in connection with such transactions, including without limitation, the consents and approvals contemplated in Section 4.6 hereof.





                                      (29)

5.3 Satisfaction of Conditions. Purchaser agrees to use best efforts to cause the conditions to obligations of Seller set forth in Section 7 to be fulfilled.

5.4 Completion of Due Diligence. Purchaser and Purchaser's representatives shall complete their due diligence review of the Company (the "Due Diligence"), at Purchaser's expense, within thirty
         (30) days of execution of this Agreement (the "Due Diligence Completion Date"). If on or before the Due Diligence Completion Date, the Due Diligence is not satisfactory to Purchaser or if Purchaser notifies Seller of any condition which is not as represented in
         Section 2, Purchaser shall have the unilateral right to terminate this Agreement immediately upon written notice to Seller. The notice shall specify with particularity the unsatisfied condition or conditions or due diligence issue(s) that Purchaser reasonably asserts as a basis for the proposed termination. The termination shall be effective following twenty (20) days from the date of receipt of the notice unless the specified unsatisfied condition or conditions or due diligence issue(s) have been cured on or before the effective date for termination. Purchaser shall inform Seller of any information that it considers necessary to review in order to make a determination to purchase the stock and shall inform Purchaser of any additional information that it deems necessary to review prior to Closing.

5.5 Corporate Approvals. Purchaser shall have secured the requisite approval of this Agreement and the transactions contemplated hereby from the board of directors of Purchaser and Purchaser's stockholders within ten business days of execution of this Agreement.

5.6 Purchaser's Intent. Purchaser is purchasing the stock for its own account and not with a view to the distribution thereof.

5.7 Third Party Agreements. Purchaser shall cooperate with Seller and use its reasonable efforts to assist Seller in obtaining any consents, or similar assurances from third parties





                                      (30)
         required under or reasonably requested by Seller in connection with agreements, licenses, permits and other documents or instruments of the Company.

5.8 Positive Covenants. On or prior to the Closing Date, Purchaser will take the following actions:

         (a) Purchaser will cause Company to forgive agents balances due Company from the Firingline as of the Closing Date and will further cause Company to pay to Firingline in full all agent's commissions due on the business represented by forgiven balances pursuant to the Agency Agreement;

         (b) Purchaser may, in its sole discretion, cause Company to re-hire, on terms agreed to by Purchaser, Company and the employee, such employees as Purchaser shall desire to retain for Purchaser and/or Company;

         (c) Purchaser, and its successors and assigns, will ratify and re-affirm the Supervising General Agent's Commission Agreement originally entered into with OZCO Insurance Services, Inc. on February 1, 1976, and assigned to Firingline Corporation on June 24, 1985, and all amendments, modifications and additions thereto (the "Firingline Agreement"), upon the same terms and conditions set forth in the Firingline Agreement as of the date of execution of this Agreement.

         (d) Purchaser will pay one-half ( 1/2) of the purchase price paid to the State of California to acquire the Minority Shares and one-half ( 1/2) of any costs directly attributable to such acquisition.





                                      (31)

                                       6.
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

6.1 Representations and Warranties of Seller. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the time of Closing as if again made by Seller on and as of such date, and Purchaser shall have received a certification of that fact dated as of the Closing Date and signed by the President or any authorized Vice President of the Seller.

6.2 Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants and obligations required under this Agreement to be performed with which it must comply on or prior to the Closing Date, and Purchaser shall have received a certificate to such effect dated the Closing Date and signed by the President or any authorized Vice President of the Seller.

6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, arbitrator or Person, required in connection with the execution, delivery and performance of this Agreement, including, without limitation, (i) the approvals contemplated in Section 5.2, and (ii) any and all material consents required from third parties under any contracts, agreements, licenses, leases and other instruments, relating to the business of the Company, shall have been duly obtained and shall be in full force and effect on the Closing Date and in form and substance reasonably satisfactory to Purchaser provided that Purchaser may terminate this Agreement pursuant to Section 9.1(b) and have no further obligation thereunder of any kind in the event:

         (a) Purchaser is unable on or before January 1, 1997, to obtain the required approval of Governmental Entities with proper jurisdiction for acquisition of the Company's Shares; or





                                      (32)

         (b) Purchaser is unable, on or before January 1, 1997, to obtain the required approval of Governmental Entities with proper jurisdiction to merge the Company with Purchaser; or

         (c) Purchaser is unable, on or before January 1, 1997, to obtain such regulatory approval that will allow it to simultaneously acquire the Company's license or certificate of authority or a new license or certificate of authority for Purchaser as the merger survivor in California.

6.4 No Violation of Orders. There shall not be in effect on the Closing Date any statute, rule, regulation, rule, decree, writ, order, preliminary or permanent injunction or other order issued, promulgated or enacted by any Governmental Entity which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any term or provision hereof or seeks damages as a result of the transactions contemplated by this Agreement.

6.5 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there shall have been no material adverse change in or any event or occurrence which would result in a material adverse change in, or any litigation, which in the reasonable opinion of Purchaser, might result in any material adverse change in the assets (including insurance in force), liabilities, properties, operations, prospects, or financial condition of the Company, and Purchaser shall have received a certificate to such effect dated the Closing Date and signed by the President of the Seller.

6.6 Inter-Affiliate or Related Party Debt, Agreement or Investments. Purchaser shall have received such agreements and assurances as it shall reasonably require evidencing the forgiveness and release of all inter-affiliate or other obligations owed by the Company to





                                      (33)

         Seller or any of their respective affiliates, or Related Parties; the cancellation and forgiveness of any obligation under any inter-affiliate or Related Party contracts, agreements, arrangements or understandings of any nature; and the elimination of any inter-affiliate or Related Party investment owned by the Company.

6.7 Other Closing Documents. Purchaser shall have received such other certificates, instruments and documents in confirmation of the covenants, representations, warranties of Seller contained in this Agreement or in furtherance of the transactions contemplated by this Agreement, as Purchaser or its counsel may reasonably request.

6.8 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Seller under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Seller in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Purchaser.

6.9 Resignation of Directors and Officers. The individuals constituting all of the directors and officers of the Company shall have delivered to Purchaser their written resignations from all positions elected to and/or held in such entity.

6.10 Corporate Approvals. Seller shall have secured the requisite approval of this Agreement and the transactions contemplated hereby from the board of directors of Seller within fifteen (15) business days of execution of this Agreement and approval of Seller's shareholders no later than November 30, 1996, unless extended by agreement of Seller and Purchaser.

6.11 Minority Shares. Purchaser shall have acquired ownership of the Minority Shares on or prior to the Closing Date.





                                      (34)

                                       7.
                      CONDITIONS TO OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

7.1 Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date as if again made by Purchaser on and as of such date, and Seller shall have received a certificate to such effect dated the Closing Date and signed by the Chairman of the Board, the President or any Vice President of Purchaser.

7.2 Performance of Purchaser's Obligations. Purchaser shall have performed and complied in all material respects with all obligations required under this Agreement to be performed by it on or prior to the Closing Date, and Seller shall have received a certificate to such effect dated the Closing Date and signed by the Chairman of the Board, the President or any Vice President of Purchaser.

7.3 No Violation of Orders. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, writ, executive order, preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any term or provision hereof or seeks damages as a result of the transactions contemplated by this Agreement.

7.4 Other Closing Documents. Seller shall have received such other certificates, instruments and documents in confirmation of the covenants, representations and warranties of





                                      (35)

         Purchaser or in furtherance of the transactions contemplated by this Agreement as Seller or its counsel may reasonably request.

7.5 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Purchaser under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Purchaser in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Seller.

7.6 Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, arbitrator or Person, required in connection with the execution, delivery and performance of this Agreement, including, without limitation, (i) the approvals contemplated in Section 4.6, and (ii) any and all material consents required from third parties under any contracts, agreements, licenses, leases and other instruments, relating to the business of the Company, shall have been duly obtained and shall be in full force and effect on the Closing Date and in form and substance satisfactory to Seller, provided that Seller may terminate this Agreement pursuant to Section 9.1(c) and have no further obligation thereunder of any kind in the event:

         (a) Purchaser or Seller is unable to obtain the required approval of Governmental Entities with proper jurisdiction for the transaction contemplated by this Agreement; or

         (b) Purchaser is unable, within sixty (60) days following regulatory approval to acquire the Shares, to obtain the required approval of Governmental Entities with proper jurisdiction to merge the Company with Seller; or

         (c) Purchaser is unable to obtain such regulatory approval following the merger to simultaneously acquire the Company's license or certificate of authority or a new license or Certificate of Authority for Purchaser as the merger survivor in California.





                                      (36)

         (d)  Seller is unable to obtain timely approvals under Section 6.11.

                                       8.
                                INDEMNIFICATION

8.1 Indemnification by Seller. Subject to the terms and conditions of this Section 8, Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, agents and subsidiaries from and against any and all losses, costs, liabilities, damages and expenses, including, without limitation, reasonable legal fees and other expenses incurred in the investigation and defense of claims and actions (the "Damages") resulting from or arising out of any material inaccuracy in or material breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any Schedule, Exhibit, instrument or other document delivered pursuant to or in connection with this Agreement; provided, however, that any claim hereunder:

         (a) with respect to representations, warranties, covenants and agreements of Seller contained in or pertaining to Article 2.11 and Article 11, must be made within the period of limitation provided in Section 11.11, herein;

         (b) with respect to any representations, warranties, covenants and agreements of Seller contained in this Agreement not specified in or subject to Subsections (a), above, must be made no later than two (2) years after the Closing Date.

8.2 Indemnification by Purchaser. Subject to the terms and conditions of this Section 8, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, agents and subsidiaries from and against any and all Damages resulting from or arising out of any material inaccuracy in or material breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, or in any Schedule, Exhibit, instrument or other document delivered pursuant to or in connection with this Agreement; provided, however, that any claim hereunder must be made no later than two (2) years after the Closing Date.





                                      (37)

8.3 Notice of Asserted Liability. Promptly after receipt by any party (the "Indemnitee") of notice of the assertion of any claim or the commencement of any action against it in respect of which indemnity or reimbursement may be sought hereunder (an "Assertion"), such Indemnitee shall promptly give written notice (the "Claims Notice") to the party obligated to provide indemnification pursuant to this
         Section 8 (the "Indemnitor") of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to the Indemnitee hereunder except to the extent such Indemnitor has been prejudiced thereby. The Indemnitor shall be entitled to participate in and, to the extent the Indemnitor elects by written notice to the Indemnitee within 30 calendar days after receipt by the Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at its own expense, with counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee. Notwithstanding that the Indemnitor shall have elected by such written notice to assume the defense of any Assertion, the Indemnitee shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnitee, but in such event the fees and expenses of such counsel shall be paid by such Indemnitee unless (i) the Indemnitor shall have agreed to pay such fees and expenses, (ii) the Indemnitor shall have failed to assume the defense of such Assertion with counsel reasonably satisfactory to such Indemnitee, or (iii) in the reasonable judgment of such Indemnitee, based upon advice of its counsel, a conflict of interest exists between the Indemnitor and such Indemnitee with respect to such Assertion (in which case, if such Indemnitee notifies the Indemnitor that such Indemnitee elects to employ separate counsel, the Indemnitor shall not have the right to assume the defense of such Assertion on behalf of such Indemnitee). Notwithstanding anything to the contrary in this Section 8.3, the Indemnitor shall not, without the written consent of such Indemnitee, settle or compromise any action or consent to the entering of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to such Indemnitee of a duly executed written release of such Indemnitee from all liability in respect of such Assertion, which release shall be satisfactory in form and substance to counsel to such Indemnitee, or settle or compromise any action in any manner that, in the sole judgment of such Indemnitee or its counsel, may materially and adversely affect such Indemnitee.





                                      (38)

8.4 Certain Limitations on Remedies. Notwithstanding anything to the contrary set forth in this Agreement:

         (a) Seller shall not have any obligation to protect, hold harmless or indemnify Purchaser from and against any Damages resulting from or arising out of the breach of any warranty, representation, covenant or agreement of Seller until Purchaser has suffered aggregate losses by reason of all such breaches in excess of $50,000.00 (after which point Seller will be obligated to indemnify Purchaser from and against all such aggregate Damages in excess of $10,000.00; provided, however, Seller's maximum liability under this Agreement shall not exceed the aggregate amount of the Purchase Price.

         (b) The parties hereto shall make appropriate adjustments for tax benefits and insurance proceeds (reasonably certain of receipt as verified by an independent, qualified CPA firm) in determining the amount of Indemnitee's Damages.

                                       9.
                          TERMINATION AND ABANDONMENT

9.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

         (a)  by the mutual written consent of Seller and Purchaser;

         (b) by Purchaser, if all of the conditions set forth in Section 6 of this Agreement shall not have been substantially satisfied or waived on or prior to January 1, 1997;

         (c)  by Seller, if all of the conditions set forth in Section 7 or
              Section 6.3(ii)(a), (b) and (c) of this Agreement shall not have been substantially satisfied or waived on or prior to January 1, 1997;





                                      (39)

         (d) by either Seller or Purchaser if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 30, 1997, or such later date as the parties may mutually agree upon;

         (e) by Purchaser if Purchaser, in its sole discretion, is not satisfied, on or before the Due Diligence Completion Date , that all life insurance policies issued by the Company either have been or are currently in compliance with Code Section 7702 and other applicable Tax law provisions to be defined and qualify as "life insurance contracts" under Section 7702, whether Seller has knowledge of any instance of non-compliance or not.

         provided, that no party shall have the right to terminate this Agreement unilaterally pursuant to Section 9.1(b) or (c) if the failure to consummate the transactions contemplated hereby shall be primarily attributable to the party seeking such unilateral termination or to any affiliate of such party. The party electing to terminate this Agreement under section 9.1(b) or (c) shall give notice of such termination to the other party. The notice shall specify with particularity the condition or conditions not satisfied upon which the proposed termination is based. The termination shall be effective following twenty (20) days from the date of receipt of the notice unless the specified unsatisfied condition or conditions have been cured on or before the effective date for termination.

9.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Seller or Purchaser. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Seller or Purchaser except as set forth in Sections 10.3, 10.4, 10.10, 10.13 and 10.14 and except to the extent that such





                                      (40)
         termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth herein.

                                      10.
                            MISCELLANEOUS PROVISIONS

10.1 Survival. The respective representations, warranties, covenants, agreements and indemnification obligations of each of the parties to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for the periods set forth in Sections 8.1 and 8.2 hereof as to Seller and Purchaser, respectively. In the event of a material breach of any of such representations, warranties, covenants or agreements, the party to whom such representations, warranties, covenants or agreements have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any investigation made by or on behalf of such party on or before the Closing Date; provided, however, if the damaged party knew or had reason to know of any misrepresentation or any breach of a representation, warranty, covenant or agreement on or before the Closing, such party's sole remedy shall be the release of its obligation to close this transaction.

10.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, representatives and assigns, as the case may be; provided, however, that no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party. Except as set forth in this Section 10.2, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

10.3 Brokers and Finders. Seller represents and warrants that it has not engaged any broker or finder in connection with the transactions contemplated by this Agreement. Purchaser





                                      (41)
         represents and warrants that Purchaser has not engaged any broker or finder in connection with the transactions contemplated by this Agreement.

10.4 Expenses. Except as otherwise expressly provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

10.5     Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made, if delivered personally or transmitted by telex, telecopy or telegram, on the date so delivered or transmitted, or if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after the date so mailed, to the parties at the following addresses:

         (a)  if to Purchaser, to:     Unified Life Insurance Company
                                       7201 W. 129th Street, Suite 300
                                       Overland Park, Kansas 66213
                                       Attn: Frank Neidig
                                       Fax: (913) 685-2204

              with a copy to:          Roan & Autrey, P.C.
                                       710 First State Bank Building
                                       400 West Fifteenth Street
                                       Austin, Texas 78701-1647
                                       Attn: Jeff W. Autrey
                                       Fax: (512) 469-0470

         (b)  if to Seller, to:        John Adams Life Corporation
                                       11845 West Olympic Boulevard, Suite 905
                                       Los Angeles, California 90064
                                       Attn: Benjamin A. DeMotto
                                       Fax: (310) 444-5296





                                      (42)
              with a copy to:              Alvin S. Milder
                                           134 Greenfield Avenue
                                           Los Angeles, CA 90049
                                           Fax: (310) 472-5652

         or to such other persons or at such other addresses as shall be furnished by any party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or transmitted or on the fifth business day after the date so mailed.

10.6 Entire Agreement. This Agreement, together with the Schedules attached hereto, represents the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein, and no representations, warranties or covenants have been made in connection with this Agreement, either express or implied, other than those expressly set forth herein, in the Schedules or in the certificates, agreements and other documents delivered in connection with the transactions contemplated hereby. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. Each party hereto agrees to adhere to a standard of reasonableness in determining its approvals and in exercising its discretion under this Agreement.

10.7 Waivers, Amendments and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Seller and Purchaser or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.





                                      (43)

10.8 Section Headings. The Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

10.10 Litigation Assistance. Seller agrees from and after the Closing Date to cooperate with Purchaser and the Company, at Purchaser's expense, unless Seller is an Indemnitor under section 8.1 hereof, with respect to any action, suit, proceeding or investigation pending or threatened against the Company or any of its respective successors and assigns.

10.11 Schedules. The Schedules referenced herein have been delivered to all parties and are a part of this Agreement as if fully set forth herein. All references herein to Sections, clauses, Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.12 Miscellaneous Undertakings. From the date of this Agreement until the earlier of (i) the Closing or (ii) the termination of this Agreement, the Seller agrees that it will not, directly or through any representative, solicit, engage in any discussions relating to, or accept any other offers for the acquisition or other disposition of Company. Nothing in this Agreement shall be deemed to prohibit or hinder the Board of Directors of Seller or the Company from performing their respective fiduciary duties.

10.13 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, will be settled by arbitration under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the





                                      (44)
         subject matter of the controversy. The prevailing party shall be entitled to recover reasonable attorney fees and other costs in any action brought under this Agreement.

10.14 Confidentiality. Purchaser agrees that, unless and until the Closing has been consummated, Purchaser and its officer, directors, and other representatives will hold in strict confidence, all data and information about the business of Seller and Company obtained in connection with this transaction or Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser will return to Seller all data and information that Seller may reasonably request.

10.15 Materiality. Notwithstanding anything to the contrary in this Agreement, any inaccurate representation or any alleged violation of any representation, warranty or covenant contained herein that does not have a material adverse effect on the financial, operational or legal standing of the Company, Seller or Purchaser, respectively, shall not constitute grounds for asserting a breach of this Agreement by a party. For the purposes of this Agreement, the term "material adverse effect" shall mean:

         (a) Any adverse financial circumstances, condition or development which would adversely affect the financial condition of Seller, Company or Purchaser, respectively, in an amount equal to or greater than $50,000.00; or

         (b) Any adverse operational circumstance, condition or development which would have a significant affect on the ability of Seller, Company or Purchaser to continue their operations in the ordinary course of business; or

         (c) Any adverse legal circumstance, condition or development which would have a significant affect on the ability of Seller, Company or Purchaser to continue their operations in the ordinary course of business





                                      (45)

                                      11.
                                  TAX MATTERS

11.1 Certain Defined Terms. For purposes of this Agreement: (a) "Pre-Acquisition Periods" means all periods (whether or not they conclude with the end of a taxable year or taxable period) ending on or before the Closing, (b) "Post-Acquisition Periods" means all periods (whether or not they commence with the beginning of a taxable year or taxable period) beginning after the Closing, (c) "Period" means both a Pre-Acquisition Period and Post-Acquisition Period, and
         (d) the "Affiliated Group" of any corporation is the "affiliated group" of corporations (as defined in Section 1504(a) of the Code) that includes that corporation.

11.2 Existing Agreements and Other Matters. At the Closing Date, any Tax sharing agreement to which the Company is a party shall be terminated, and the Company shall have no further obligations under any Tax sharing agreement. Seller will not elect to retain or reattribute any net operating loss carryovers or capital loss carryovers of the Company under Treasury Regulation Section 1.1502-20(g).

11.3 Seller's Obligations. Except as provided in Section 11.7, the Seller shall be responsible for and pay or discharge and shall indemnify and hold harmless the Purchaser and the Company with respect to (i) any and all Taxes imposed on the Company or for which the Company is liable, with respect to any Pre-Acquisition Period, (ii) all Taxes imposed on Purchaser, Company, or an affiliate of either of them arising out of a breach of the Seller's representations, warranties or covenants contained in Section 2.11 hereof, (iii) any costs or expenses with respect to Taxes indemnified under this Section 11.3,
         (iv) any liability for Taxes arising out of the inclusion of the Company in any consolidated, combined or unitary return, with respect to any Pre-Acquisition Period, including any Taxes attributable to deferred income triggered into income by Treasury Regulation Sections 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 on the Seller's consolidated income tax return and (v) any Taxes arising out of any adjustment pursuant to Section 481(a) of the Code to the extent such adjustment arose in





                                      (46)
         a Pre-Acquisition Period. The Seller shall be entitled to any refund, net of any tax effect to the Purchaser or Company, of any and all Taxes that are the Seller's responsibility pursuant to this Section and, unless such refunds are received directly by Seller from the relevant taxing authority, Purchaser agrees to deliver to Seller an amount of cash equal to such refunds plus the interest actually received thereon within thirty (30) business days after receipt of such refunds by Purchaser or Company.

11.4 Purchaser's Obligations. Except as provided in Section 11.7, from and after the Closing, Purchaser and the Company shall be solely responsible for the payment or discharge of, and shall indemnify and hold Seller harmless from, all Taxes imposed on the Company (i) with respect to all Post-Acquisition Periods and (ii) any costs or expenses with respect to such Taxes. The Purchaser or the Company shall be entitled to any refund of any and all Taxes that are Purchaser's and the Company's responsibility pursuant to the immediately preceding sentence.

11.5 Transaction Taxes All sales, use, transfer, real property gains, stamp, conveyance, and value added Taxes, duties, excises or government charges (except filing fees) with respect to the transactions contemplated by this Agreement shall be shared by Seller and Purchaser. Seller and Purchaser shall cooperate with each other in order to minimize the payments of Taxes contemplated by this
         Section 11.5.

11.6 Apportionment. For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that would not end on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company. In the case where applicable law does not permit the Company to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such Tax that is attributable to the Company for the part of such taxable period that ends on the Closing Date shall be (a) in the case of a Tax that is not based on net income, the total amount of such Tax for the full taxable period that includes the Closing Date multiplied





                                      (47)
         by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (b) in the case of a Tax that is based on net income, the Tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books. The benefits of lower tax brackets and other similar benefits shall be apportioned in making the calculation of such allocated portions on the basis of the number of days in the respective Purchaser's and the Seller's holding periods for the taxable period beginning before and ending after the Closing Date. Within thirty days after the actual liability for such Taxes has been determined, the Purchaser and Seller shall jointly prepare a schedule detailing the calculation of the actual liability, including the allocations required under this Section 11.6. Promptly thereafter, the Purchaser or the Seller, as the case may be, shall make a payment to the other party reflecting the allocations.

11.7 Contests. For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company. Unless the Purchaser has previously received written notice from the Seller of the existence of such Contest, the Purchaser shall give written notice to the Seller of the existence of any Contest relating to a Tax matter that is the Seller's responsibility under Section 11.3 within ten (10) days from the receipt by the Purchaser of any written notice of such Contest, but no failure to give such notice shall relieve the Seller of any liability hereunder except to the extent such failure increases any interest or penalties that otherwise would be payable by Seller hereunder. Unless the Seller has previously received written notice from the Purchaser of the existence of such Contest, the Seller shall give written notice to the Purchaser of the existence of any Contest relating to a Tax matter for which the Purchaser has responsibility within ten (10) days from the receipt by the Seller of any written notice of such Contest but no failure to give such notice shall relieve the Purchaser of any liability hereunder except to the extent such failure increases any interest or penalties that otherwise would be payable by Purchaser hereunder. The Purchaser, on the one hand, and





                                      (48)
         the Seller, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records, files, other items, persons and information. The Seller shall, at its election, have the right to represent the Company's interests in any Contest relating to a Tax matter relating to or arising in a Pre-Acquisition Period, to employ counsel of its choice at its expense, which counsel shall be reasonably acceptable to the Purchaser, and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Purchaser shall have the right to consult with the Seller regarding any such Contest that may affect the Company for any Post-Acquisition Periods at the Purchaser's own expense, provided further that any settlement or other disposition of any such Contest may only be made with the consent of Purchaser, which consent shall not be unreasonably withheld. With regard to Contests relating solely to Tax matters that are the Seller's responsibility under
         Section 11.3 and which could have no effect on any Taxes that are the Purchaser's responsibility under Section 11.4, the Seller shall have the exclusive right to decide whether any consent or waivers to extend applicable statutes of limitations shall be granted. The Purchaser shall have the sole and exclusive right to control the conduct of any Contest, including settlement or other disposition thereof, with respect to any Tax matter relating to or arising in a Post-Acquisition Period; provided, however, that the Seller shall have the right to consult with the Purchaser regarding any such Contest that may affect the Company for any Pre-Acquisition Periods at the Seller's own expense, provided further that any settlement or other disposition of any such Contest may only be made with the consent of Seller, which consent shall not be unreasonably withheld.





                                      (49)

11.8 Access to Records, Cooperation. Seller and Purchaser hereby agree to afford the other party access to its books and records to the extent necessary to achieve the objectives of this Section 11. The Seller, the Purchaser, and the Company will cooperate fully with each other in connection with (a) the allocation of any item of income, deduction, gain, loss or credit for the taxable year in which the Closing occurs and (b) the preparation of any Tax return or report for the taxable period in which the Closing occurs.

11.9 Filing of Returns The Seller shall prepare or cause to be prepared, consistent with past practices, all Tax returns of the Company (or any Affiliated Group of which it is or was a member) for all tax periods ending on or prior to the Closing Date. Seller shall deliver to the Purchaser for review a draft copy of such Tax returns thirty (30) days before the due date, including extensions of such returns, to the extent such returns have not been filed as of the execution date of this Agreement. The Purchaser or Company shall prepare and bear the expense of preparation of all other Tax returns of the Company.

11.10 Survival. All obligations under this Section 11 shall survive the Closing hereunder and continue until the end of three (3) years following the Closing Date.

11.11 Disputes. Any dispute as to any matter covered under this Section 11 shall be resolved by a nationally recognized accounting firm, to be chosen jointly by the Purchaser and the Seller. The fees and expenses of such accounting firm shall be borne equally by the parties.

11.12 Operational Rules. For all purposes of determining the sharing and allocation of Taxes and other matters under the provisions of this
         Section 11, the following rules and principles shall in all cases apply:

         (a) The determination of a Tax with respect to a Period (or portion of a Period) shall, except as otherwise provided herein, be determined under applicable Tax law, including applicable Tax law relating to carryovers, without regard to timing or other





                                      (50)
              adjustments, such as the debiting or crediting of reserves for Taxes, as may result under financial accounting principles.

         (b) Any payment made under Sections 11.3, 11.4, 11.6, or 11.7 shall be net of any Tax benefits to (i) the Purchaser or the Company,
              or (ii) the Seller, as the case may be.   For example, but
              without limitation, if, upon examination by any taxing authority of any Tax return or Tax payment of the Company, an item of deduction is shifted from a Pre-Acquisition Period to a Post-Acquisition Period, other than by way of carrybacks or carryovers, and such shifting results in a Tax benefit to the Purchaser or the Company in a Post-Acquisition Period and a Tax liability (or detriment) to the Seller or the Company in a Pre-Acquisition Period, then the Purchaser shall pay the Seller the lesser of the amount of such benefit or the amount of such liability (or detriment). It is intended by this Section 11.12(b) that neither party (Seller, on the one hand, or the Company or Purchaser, on the other) shall achieve a double benefit, or incur a double liability (or detriment), arising out of the same item of adjustment. Any payment required hereunder shall be made when such Tax benefit is realized (e.g., as a refund or as a reduction of Tax shown on a return) and shall include interest actually received from or allowed by such taxing authority.

         (c) If and to the extent that any party (Seller and the Company on the one hand, or Purchaser, on the other hand) makes or has made a payment to the other party, a taxing authority, or other person with respect to an item of Tax (including estimated Tax), the paying party shall have a right of payment against the other party under this Section 11 with respect to such item of Tax if and to the extent necessary to assure that double payments and omissions shall be avoided and the allocation of liability for Taxes among the parties under this Section 11 shall be implemented. The parties shall settle the balances owing between them for Taxes as promptly as practicable under the circumstances unless otherwise specifically provided.





                                      (51)

11.13 No Section 338(h)(10) Election. Purchaser does not intend to make an express election pursuant to Code Section 338(h)(10) with respect to the purchase and sale of the stock of the Company hereunder. Seller shall not take any action where such act is inconsistent with such intent.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed all as of the date first written above.

                                         PURCHASER:

                                         UNIFIED LIFE INSURANCE COMPANY

                                         By:       WILLIAM M. BUCHANAN
                                             ----------------------------------

                                         Its: Chairman of the Board
                                              ---------------------------------


                                         SELLER:

                                         JOHN ADAMS LIFE CORPORATION

                                         By:      BENJAMIN A. DeMOTTO
                                             ----------------------------------

                                         Its: CEO and President
                                              ---------------------------------





                                      (52)

RIDER ATTACHED TO AND MADE A PART OF STOCK PURCHASE AGREEMENT (THE "AGREEMENT") BY AND BETWEEN UNIFIED LIFE INSURANCE COMPANY ("PURCHASER") AND JOHN ADAMS LIFE CORPORATION ("SELLER") FOR THE CAPITAL STOCK OF JOHN ADAMS LIFE INSURANCE COMPANY OF AMERICA ("COMPANY").

________________________________________________________________


The Agreement is hereby amended as follows:

A. The date of the Agreement shall be October 24, 1996 (the "date of execution of this Agreement").

B. Section 6.3 is amended by changing "January 1,1997" to "ninety (90) days from the date of execution of this Agreement" in subsections (a), (b) and
(c) of Section 6.3.

C.       Section 6.10 is amended by changing "November 30, 1996" to "seventy
(70) days from the date of execution of this Agreement".

D.       Section 9.1 is amended (i) by changing "January 1, 1997" to "ninety
(90) days from the date of execution of this Agreement" in subsections (b) and
(c); and (ii) by changing "January 30, 1997" to "120 days from the date of execution of this Agreement" in subsection(d).

All other terms and conditions of the Agreement shall remain in full force and effect.

Purchaser:
Unified Life Insurance Company

By:    WILLIAM M. BUCHANAN
   ------------------------------------

Seller:
John Adams Life Corporation

By:    BENJAMIN A. DeMOTTO
   ------------------------------------

                                   SCHEDULES





                 1.3(a)                               Purchase Price - Formula

                 1.3(c)                               Retained Assets

                 2.1                                  Corporate Organization

                 2.2                                  Capitalization of Company

                 2.9                                  Absence of Certain Changes or Events

                 2.10                                 Compliance with Laws

                 2.11                                 Tax Matters

                 2.12                                 Absence of Undisclosed Liabilities

                 2.13                                 Interests in Real Property

                 2.14                                 Personal Property Retained by Company

                 2.15                                 Accounts Receivable

                 2.16                                 Intangible Assets

                 2.17                                 Licenses, Permits and Governmental Approvals

                 2.18                                 Title of Assets

                 2.19                                 Litigation

                 2.20                                 Contracts

                 2.21                                 Employee; Employee Plans

                 2.22                                 Insurance

                 2.23                                 Transactions with Related Parties

                                SCHEDULE 1.3(A)

                             PURCHASE PRICE FORMULA


The purchase price shall be the sum of the amounts set forth below, based on the last preceding month end statutory statement:

         1.      Statutory capital and surplus; plus

         2.      The Asset Valuation Reserve; plus

         3.      The Interest Maintenance Reserve; plus

         4.      $405,000.00.